Exhibit 99.1

北京德恒律师事务所 Beijing DeHeng Law Offices

Tower B, 12th Floor Focus Place, 19 Finance Street	Tel: (86) 10-52682888
Beijing, P. R. China 100033	Fax:(86) 10-52682999
中国北京西城区金融街19号富凯大厦B座十二层 100033	www.dehenglaw.com

Date:	November 12, 2024

To:	QDM International Inc. (the “Company”)

Room 1030B, 10/F, Ocean Centre,

Harbour City 5 Canton Road,

Tsim Sha Tsui, Hong Kong

PRC Legal Opinion for the Offering of Common Stock of QDM International Inc.

We have acted as the PRC (as defined below) legal counsel to the Company in connection with the proposed offering (the “Offering”) of certain amount of shares of common stock, par value $0.0001 per share (the “Common Stock”) of the Company and listing of the Common Stock on the Nasdaq Capital Market (the “Listing”) as set forth in the Company’s Registration Statement on Form S-1, including all amendments or supplements thereto (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission on the date hereof..

We are qualified lawyers of the PRC and as such are qualified to issue this legal opinion (the “Opinion”) in relation to certain PRC legal matters in accordance with published and publicly available PRC laws, regulations, rules, orders, decrees, guidelines, notices and judicial interpretations promulgated by the PRC Supreme People’s Court (collectively, the “PRC Laws”).

This Opinion is rendered exclusively on the basis of the PRC Laws effective as of the date hereof and there is no assurance that any of the PRC Laws will not be changed, amended, superseded or replaced in the immediate future or in the longer term with or without retroactive effect. Any such changes, amendments thereto or replacements thereof may become effective immediately on promulgation. The PRC Laws’ interpretation and implementation may change from time to time and are subject to the discretion of the Governmental Agencies (as defined below).

We do not purport to be experts on or generally familiar with or qualified to express legal opinions based on the laws of any jurisdiction other than the PRC. Accordingly, we express or imply no opinion on the laws of any jurisdiction other than the PRC.

I. Documents and Assumptions

For the purpose of rendering this Opinion, we have examined the copies of the documents provided to us by the Company (the “Documents”). In such examination, we have assumed, without independent investigation and inquiry the following assumptions (the “Assumptions”) that:

(a) all Documents submitted to us as originals are authentic and that all documents submitted to us as copies conform to their originals and such originals are authentic;

Beijing DeHeng Law Offices

(b) all signatures, seals and chops are genuine and were made or affixed by representatives duly authorized by the respective parties, all natural persons have the necessary legal capacity, all Documents have been validly authorized, executed and delivered by all the relevant parties thereto and all natural persons have the necessary legal capacity;

(c) the Documents that were presented to us remain in full force and effect on the date of this Opinion and have not been revoked, amended or supplemented, and no amendments, revisions, modifications or other changes have been made with respect to any of the Documents after they were submitted to us for the purposes of this Opinion;

(d) the laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with;

(e) all the Documents and the factual statements including financial information provided to us, including but not limited to those set forth in the Documents, are complete, true and correct;

(f) all explanations and interpretations provided by government officials duly reflect the official position of the relevant competent national, provincial, municipal or local government authorities, courts, arbitration commissions, or regulatory bodies of the PRC are complete, true and correct;

(g) each of the Documents is legal, valid, binding and enforceable in accordance with their respective governing laws in any and all respects; and

(h) all consents, licenses, permits, approvals, exemptions or authorizations required by, and all required registrations or filings with, any governmental authority or regulatory body of any jurisdiction in connection with the Offering and the Documents have been obtained or made, and are in full force and effect as of the date thereof.

(i) all Governmental Authorizations (as defined below) and other official statements and documentation obtained by the Company or any Group Company (as defined below) from any Governmental Agency have been obtained by lawful means in due course, and the Documents provided to us conform with those documents submitted to Governmental Agencies for such purposes.

II. Definition

Unless otherwise expressly prescribed in this Opinion, the following capitalized terms shall have the meanings ascribed to them below:

“Basic Law”	means the Basic Law of the Hong Kong Special Administrative Region of the People’s Republic of China, which was adopted and promulgated on April 4, 1990 and became effective on July 1, 1997.

“CSRC”	means the China Securities Regulatory Commission.

“Hong Kong”	means the Hong Kong Special Administrative Region of the PRC.

Beijing DeHeng Law Offices

“Governmental Agency”	means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or any body exercising, or entitled to exercise, any administrative, judicial, legislative, law enforcement, regulatory, or taxing authority or power of a similar nature in the PRC.

“Governmental Authorization”	means any license, approval, consent, waiver, order, sanction, certificate, authorization, filing, declaration, disclosure, registration, exemption, permission, endorsement, annual inspection, clearance, qualification, permit or license by, from or with any Governmental Agency pursuant to any PRC Laws.

“Group Companies”	means, collectively, all entities listed in Appendix hereto.

“PRC” or “mainland China”	for the sole purpose of this Opinion, means the mainland China, which refers to the People’s Republic of China but excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan region.

“PRC Civil Procedures Law”	means the Civil Procedure Law of the People’s Republic of China, which was adopted and promulgated on April 9, 1991.

“Trial Measures”	means the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, which was promulgated by CSRC on February 17, 2023 and became effective on March 31, 2023.

III. Opinions

Based on the foregoing, and subject to the Qualifications and Limitations stated herein, we are of the opinion that on the date hereof:

1. Enforceability of Civil Procedures. There is uncertainty as to whether the PRC courts would (i) recognize or enforce judgments of United States courts obtained against the Company or the directors or officers of the Company predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in each respective jurisdiction against the Company or the directors or officers of the Company predicated upon the securities laws of the United States or any state in the United States. The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other forms of written reciprocity with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of PRC Laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

Beijing DeHeng Law Offices

2. Application of PRC Laws to the Company’s Hong Kong subsidiary. Pursuant to the Basic Law, Hong Kong is authorized by the National People’s Congress of the PRC to exercise a high degree of autonomy and enjoy executive, legislative, and independent judicial power, under the principle of “one country, two systems”, and national laws shall not be applied in Hong Kong except for those listed in Annex III to the Basic Law. While the National People’s Congress of the PRC has the power to amend the Basic Law, the Basic Law also expressly provides that no amendment to the Basic Law shall contravene the established basic policies of the PRC regarding Hong Kong. Thus, as of the date of this Opinion, national laws of the PRC (except for those listed in Annex III (as amended) to the Basic Law or those PRC Laws with mandatory provisions that PRC Laws shall prevail and apply to overseas entities) do not apply to the Company’s Hong Kong subsidiaries. However, there is no assurance that certain PRC Laws and regulations, including existing laws and regulations and those enacted or promulgated in the future, will not be applicable to the Company’s Hong Kong subsidiaries due to unforeseeable changes or other reasons.

3. Application of the Trial Measures. On February 17, 2023, with the approval of the State Council, the CSRC promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, and five supporting guidelines, which came into effect on March 31, 2023. On May 16, 2023 and May 7, 2024, the CSRC promulgated the supporting guidelines No. 6 and No. 7 to the Trial Measures, respectively. Pursuant to the Trial Measures and their supporting guidelines, (i) domestic companies in the PRC that seek to offer or list securities overseas, both directly and indirectly, shall file with the CSRC pursuant to the requirements of the Trial Measures within three working days following their first submission of initial public offerings or listing applications; if a domestic company fails to complete the required filing procedures or conceals any material fact or falsifies any major content in its filing documents, such domestic company may be subject to administrative penalties, such as an order to rectify, warnings and fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines; (ii) based on the principle of substance over form, if the issuer meets both of the following criteria, the overseas offering and listing conducted by such issuer shall be deemed an indirect overseas offering and listing by a PRC domestic company: (A) more than 50% of any of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent fiscal year is accounted for by the PRC domestic companies (the “Financial Criteria”); and (B) the majority of the issuer’s business activities are carried out in mainland China, or its main place(s) of business are located in mainland China, or the majority of its senior management team in charge of its business operations and management are citizens of the People’s Republic of China or have their usual place(s) of residence located in mainland China (the “Business Criteria”); and (iii) domestic enterprises listed on overseas over-the-counter markets are not required to file with the CSRC in accordance with the Trail Measures; provided, however, domestic enterprises that seek to offer or list securities in overseas markets through a uplisting shall file with the CSRC pursuant to the requirements of the Trial Measures within three working days following their first submission of uplisting applications. In such circumstances, where a PRC domestic company is seeking an indirect overseas offering and listing in an overseas market, the issuer shall designate a major domestic operating entity responsible for all filing procedures with the CSRC, and where an issuer makes an application for an initial public offering or listing in an overseas market, the issuer shall submit filings with the CSRC within three business days after such application is submitted.

Beijing DeHeng Law Offices

To the best of our knowledge after due inquiry and as confirmed by the Company, as of the date hereof:

(a) the Company does not have any subsidiary in mainland China, nor does it have any contractual arrangements or VIE structure with any entity in mainland China, and no operating revenue, total profit, total assets or net assets as documented in the audited consolidated financial statements of the Company for the most recent fiscal year ended March 31, 2024 is accounted for by any PRC domestic company;

(b) the principle business activities of the Company are insurance brokerage business, which is carried out in Hong Kong through Hong Kong YeeTah Insurance Broker Limited, the Company’s indirectly wholly owned subsidiary incorporated in Hong Kong;

(c) the main place of business of the Company is located in Hong Kong; and

(d) rather than the majority of, only half of the Company’s senior management team in charge of its business operations and management are citizens of the People’s Republic of China  (including the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan region) or have their usual place(s) of residence located in mainland China.

In consideration of (a) to (d) above, the Company meets neither the Financial Criteria nor the Business Criteria, and therefore, the Offering and Listing is not an indirect overseas offering and listing by a PRC domestic company as prescribed in the Trial Measures and the Company does not need to fulfill the filing procedure with the CSRC.

IV. Qualifications

Our opinion expressed above is subject to the following qualifications (the “Qualifications”):

(a) This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation, (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form, (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages, and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

Beijing DeHeng Law Offices

(b) In giving the Opinion, we have assumed and have not verified the accuracy as to financial or auditing matters of each document we have reviewed, and have relied upon opinions or reports issued by overseas advisers, auditors and accountants of the Company. For the avoidance of doubt, we render no opinion as to and are not responsible for: (a) tax structuring or other tax matters; (b) financial, appraisal or accounting matters; and (c) review of technical or environmental issues.

(c) This Opinion is issued based on our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities, and there can be no assurance that the Government Agencies will ultimately take a view that is not contrary to our opinion stated above.

(d) We may rely, as to matters of fact and legislative interpretations (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the PRC government officials. Under the PRC legal, administrative, or arbitration system, we have very limited access to the information about the current, pending, or threatened legal, administrative or arbitration actions, suits, proceedings or claims, regulatory or administrative inquiries or investigations, or other governmental decisions, rulings, orders, demands, actions or initiatives, and we are not able to make exhaustive inquiries of the current, pending or threatened legal, administrative or arbitration actions, suits, proceedings or claims, regulatory or administrative inquiries or investigations, or other governmental decisions, rulings, orders, demands, actions or initiatives.

V. Limitations

Our opinion expressed above is subject to the following limitations (the “Limitations”):

(a) This Opinion is rendered for the purpose of this Offering and Listing only, and shall not be used for any other purpose without our prior written consent in each instance.

(b) This Opinion is strictly limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressed stated herein. The opinion expressed herein is rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein.

(c) This Opinion is intended to be used in the context that is specifically referred to herein and each paragraph shall be considered inseparable as a whole regarding the same subject matter and no part shall be extracted for interpretation separately from this Opinion.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Beijing DeHeng Law Offices

Beijing DeHeng Law Offices

Beijing DeHeng Law Offices

Appendix

Group Companies